Exhibit 4.1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ASSOCIATED BANC-CORP AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

ASSOCIATED BANC-CORP

$300,000,000 6.625% Fixed-Rate Reset Subordinated Note Due 2033

No. 001	CUSIP No. 045487600

ASSOCIATED BANC-CORP, a Wisconsin corporation (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to

CEDE & CO.

or registered assigns, the principal sum of Three Hundred Million DOLLARS ($300,000,000) on March 1, 2033 (the “Stated Maturity”), and to pay interest on said principal sum quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (individually referred to as an “Interest Payment Date” and collectively as the “Interest Payment Dates”), commencing June 1, 2023 at a rate equal to (a) from and including February 10, 2023 (the “Issue Date”) to, but excluding, March 1, 2028 (the “Reset Date”) or the date of earlier redemption, at a fixed annual rate of 6.625% and (b) from and including the Reset Date to, but excluding, the Maturity Date or the date of earlier redemption, at a fixed annual rate that will be the Five-year U.S. Treasury Rate (as defined below) as of the day falling two Business Days prior to the Reset Date (the “Reset Determination Date”), plus 2.812% per annum, in each case computed on the basis of a 360-day year comprised of twelve 30-day months, from February 10, 2023 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, until the principal hereof is paid or made available for payment. The interest rate will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. The Interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth day of February, May, August and November (whether or not a Business Day) of each year, provided that, except as provided on the reverse hereof, interest payable on the Stated Maturity or any date or redemption shall be payable to the Person to whom the principal hereof is payable. In the event any Interest Payment Date, redemption date or the Stated Maturity is not a Business Day, principal and interest will be paid on the next succeeding Business Day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

The “Five-year U.S. Treasury Rate” means, as of the Reset Determination Date, (i) an interest rate (expressed as a decimal) determined to be the per annum rate equal to the arithmetic mean of the five most recent daily yields to maturity (or, if fewer than five daily yields appear, such number of daily yields to maturity appearing) for U.S. Treasury securities adjusted to constant maturity, for five-year maturities, and trading in the public securities markets as published under the caption “Treasury Constant Maturities — Nominal” (or any successor caption or heading) in the most recent H.15 (the “Initial Base Rate”) or (ii) if there are no such published yields on actively traded U.S. Treasury securities adjusted to constant maturity, for five-year maturities, and trading in the public securities markets, then the rate will be determined by interpolation between the arithmetic mean of the five most recent daily yields to maturity (or, if fewer than five daily yields appear, such number of daily yields to maturity appearing), adjusted for constant maturity, for each of the two series of U.S. Treasury securities trading in the public securities market as published under the caption “Treasury Constant Maturities — Nominal” (or any successor caption or heading), (a) one maturing as close as possible to, but earlier than, the maturity date for this Securities, and (b) the other maturing as close as possible to, but later than, the maturity date for this Securities, in each case as published in the most recent H.15.

Notwithstanding the foregoing, if the Company, in its sole discretion, determines on or prior to the Reset Determination Date that the Five-Year U.S. Treasury Rate cannot be determined in the manner described in the immediately preceding paragraph (a “Benchmark Substitution Event”), the Company may, in its sole discretion, designate an unaffiliated agent or advisor, which may include an unaffiliated underwriter for the offering of the Securities or any affiliate of any such underwriter (the “Designee”), to determine whether there is an industry-accepted successor rate to the Initial Base Rate. If the Designee determines that there is such an industry-accepted successor rate, then the “Five-Year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the business day convention, the definition of business day and the Reset Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the Initial Base Rate in each case, in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Company, in its sole discretion, determines that the Five-Year U.S. Treasury Rate cannot be determined in the manner described in the immediately preceding paragraph and the Company, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the Initial Base Rate, then the Five-year U.S. Treasury Rate on the Reset Determination Date will be 3.813%, which is the Initial Fixed Rate minus the Spread.

For purposes hereof, “H.15” means the daily statistical release designated as such, or any successor publication, published by the FRB, and “most recent H.15” means the H.15 published closest in time but prior to the close of business on the Reset Determination Date.

Unless the Company has delivered notice of redemption of all outstanding Securities, with such redemption to occur on the Reset Date, the Company will appoint a calculation agent with respect to the Securities prior to the Reset Determination Date. The Five-year U.S. Treasury Rate will be determined by the calculation agent on the Reset Determination Date. Promptly upon such determination, the calculation agent will notify the Company of the interest rate from and after the Reset Date. The Company shall then promptly notify the Trustee in writing of such interest rate. The Company or an affiliate of the Company may assume the duties of the calculation agent. Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described herein, including any determination with respect to a rate, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in this Security or the Indenture, shall become effective without consent from any other party. The calculation agent’s determination of any interest rate will be on file at the Company’s principal offices, will be made available to any holder of Securities upon request and will be final and binding in the absence of manifest error. The Trustee or any Paying Agent will have no obligation to be named as calculation agent nor for making any determinations to be made by the calculation agent as described above or for determining whether manifest error has occurred.

Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee (as defined below), notice of which shall be given to the Holder of this Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in such indenture. Payment of the principal of and interest on this Security due on the Stated Maturity will be made in immediately available funds upon presentation of this Security, provided that it is presented to the Paying Agent in time for the Paying Agent to make such payment in such funds in accordance with its normal procedures. For the purposes of this Security, “Business Day” means any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close. Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in The City of New York, New York, which shall initially be the office or agency of the Trustee, and if this Security is no longer held in global form, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest (other than interest payable on the Stated Maturity) may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register at the close of business on the Regular Record Date; provided, further, that if this Security is a Global Security for which the Depositary is The Depository Trust Company, any payment or principal or interest may be made pursuant to the applicable policies and procedures of such Depositary.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Security to be duly executed.

ASSOCIATED BANC-CORP

By:
Name:	Derek S. Meyer
Title:	Executive Vice President and Chief Financial Officer

ATTEST:

By:
Name:	Marie Radtke
Title:	Assistant Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
As Trustee

By:
Authorized Officer

Date: February 10, 2023

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of notes of the series designated above of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture dated as of November 13, 2014 for subordinated debt securities, between ASSOCIATED BANC-CORP and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee (the “Trustee”), as supplemented by the Pricing Committee Resolutions adopted on February 6, 2023 and the Officers’ Certificate, dated February 6, 2023, signed by Derek S. Meyer, Executive Vice President and Chief Financial Officer, and Andrew Arnold, Executive Vice President and Corporate Treasurer, of the Company (as so supplemented, the “Indenture”), and reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

This Security is one of the series designated on the face hereof, limited in aggregate principal amount equal to $300,000,000 as of the date of this Security. In addition, the Company may from time to time without notice to or consent of the existing Holders of Securities, issue additional securities under the Indenture having the same terms and as the Securities in all respects, except for the issue price, the issue date, and, in some cases, the initial interest accrual date and the initial interest payment date. Any such additional securities, together with this Security, will constitute a single series under the Indenture; provided, however, that no additional securities may be issued unless they will be fungible with this Security for United States federal income tax and securities law purposes and have the same CUSIP number as this Security. References herein to the Securities include (unless the contest requires otherwise) any other securities issued as described in this paragraph and forming a single series with the Securities.

Where the Indenture or this Security provides for notice to the Holder of this Security of any event, such notice shall be sufficiently given if in writing and mailed, first class, postage prepaid, to the Holder of this Security at his, her or its address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice; provided, however, that if this Security is a Global Security for which the Depositary is The Depository Trust Company, any notice may be provided pursuant to the applicable policies and procedures of such Depositary. In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to the Holder of this Security by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder. In any case where notice to the Holder of this Security is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to the Holder of this Security shall affect the sufficiency of such notice with respect to other Holders of the Securities.

The Securities are subject to redemption (i) in whole or in part on the Reset Date, and on any interest payment date thereafter, (ii) in whole or in part, at any time and from time to time, on or after December 1, 2032 (three months prior to the maturity date), or (iii) in whole, but not in part, upon the occurrence of a Regulatory Capital Treatment Event, in each case subject to obtaining the prior approval of the Board of Governors of the Federal Reserve System (the “FRB”) to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date and upon not less than 10 nor more than 60 days’ notice.

If the Company redeems the Securities at its option, notwithstanding the foregoing, installments on the Securities that are due and payable on any interest payment date falling on or prior to a redemption date for the Securities will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Securities and the Indenture.

Notice of redemption may be mailed by first-class mail to each Holder of Securities to be redeemed at his, her or its registered address and will be deemed to have been given on the second Business Day after the date of mailing. Delivery of a notice shall in no way preclude the ability of any Holder to sell or transfer the Securities prior to the Redemption Date specified in such notice. If notice of redemption has been given as provided for by the Indenture, the Securities so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified and from and after such date (unless the Company shall default in the payment of the Redemption Price) such Securities shall cease to bear interest.

A “Regulatory Capital Treatment Event” means the good faith determination by the Company that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the FRB and other appropriate federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Securities, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of the Securities, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of the Securities, there is more than an insubstantial risk that we will not be entitled to treat the Securities then outstanding as “tier 2 capital” (or its equivalent) for purposes of the capital adequacy rules of the FRB (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for so long as any Security is outstanding, to at least the same extent as of the date of original issuance of the Securities. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

This Security is not mandatorily redeemable, in whole or in part, prior to the Stated Maturity. This Security is not subject to any sinking fund.

This Security shall have the benefit of the covenants and agreements set forth in the Indenture.

If an Event of Default with respect to the Securities shall occur and be continuing, the principal of all the securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modifications of the rights and obligations of the Company and the rights of the Company and the rights of the Holders of the Securities of each series under the indenture to be affected at any time by the Company with the consent of the Holders of a majority in principal amount of the Outstanding Securities, and with respect to certain limited matters, the Company and the Trustee may enter into one or more indentures supplemental to the indenture without the consent of any Holder. The Indenture also contains provisions permitting the holders of a majority in principal amount of the Outstanding Securities of each series, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in principal amount of the Outstanding Securities shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder, such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request, the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such proceeding, and no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Outstanding Securities. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal of, premium, if any, and interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company which is absolute and unconditional to pay the principal of, premium, if any, and interest on this Security at the times, places and rate, and in the coin or currency herein and in the Indenture prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency of the Company in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

The Securities are issuable only in fully registered form without coupons, in denominations of $25 and integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the holder surrendering the same.

The Securities are issuable in the form of one or more Global Securities and shall be exchangeable for definitive Securities only in the circumstances specified in the Indenture. The Depositary for the Securities shall be The Depository Trust Company.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and none of the Company, the Trustee or any such agent shall be affected by notice to the contrary.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to the Indenture and delivered using Electronic Means (as defined below); provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers for Instructions”) and containing specimen signatures of such Authorized Officers for Instructions, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means (as defined below) and the Trustee in its discretion elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and that the Trustee shall conclusively presume that directions that purport to have been sent by an Authorized Officer for Instructions listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer for Instructions. The Company shall be responsible for ensuring that only Authorized Officers for Instructions transmit such Instructions to the Trustee and that the Company and all Authorized Officers for Instructions are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means (as defined below) to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

All terms not defined herein shall have the respective meanings ascribed to them in the Indenture.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under such Indenture, this Security shall not be entitled to any benefits under such Indenture or be valid or obligatory for any purpose.

[FORM OF ASSIGNMENT]

For value received _________________________________ hereby sell(s), assign(s) and transfer(s) unto __________________________________ (please insert address and social security or other identifying number of assignee) the within Security, and hereby irrevocably constitutes and appoints ___________________________________ attorney to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated: ______________________

Signature(s)

Signature(s) must be guaranteed by an eligible Guarantor Institution (banks, stock brokers, savings and loan associations and credit unions) with membership in an approved signature guarantee medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15.

Signature Guarantee

SCHEDULE OF INCREASES OR DECREASES

The aggregate principal amount of this Global Security is U.S. $300,000,000. The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following such increase or decrease	Signature of authorized signatory of Trustee

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